Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS THIRD QUARTER

2011 RESULTS OF OPERATIONS

Bensenville, Ill – November 8, 2011— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, Semiconductor, and Optical industries, today reported financial results for its third quarter ended September 30, 2011.

Third Quarter 2011 Financial Highlights

•	Total revenues of $33.6 million, a 64% increase over the third quarter of 2010

•	Revenue from six-inch polished wafers increased 79% sequentially to $24.9 million

•	Gross margin of 48% was at the top of management’s previous guidance

•	Purchased approximately $5.5 million of Rubicon common stock under the share repurchase program announced last quarter

•	Diluted earnings per share of $0.35

The Company reported third quarter revenue of $33.6 million, which was at the high end of previously provided estimates due to strong sales of its six inch polished wafers which totaled $24.9 million in the quarter, a 79 percent sequential increase. Gross margins in the third quarter were 48%, which was the top of management’s previously provided guidance. Net income for the quarter totaled $8.2 million, resulting in diluted earnings per share of $0.35, driven by a favorable product mix and higher than anticipated pricing on two through four inch cores sales.

Raja Parvez, President and CEO of Rubicon Technologies, commented, “Although overall substrate demand from the LED market declined in the third quarter, major LED chip manufacturers continue to focus on migrating to larger diameter substrates in order to gain efficiencies. As a result, we had strong growth in revenue from our six inch polished wafers which helped to compensate for reduced orders of two through four inch sapphire cores.”

The Company ended the third quarter with $72.6 million in cash and short-term investments and no debt. In the third quarter, the Company repurchased approximately 425,000 shares of its common stock at an average price of $12.90 per share. At the end of the third quarter, the company had $19.5 million authorized for future repurchases of its common stock under the current program.

Fourth Quarter 2011 Guidance

Commenting on the outlook for the fourth quarter of 2011, Mr. Parvez said, “Previously, we had anticipated improved demand for sapphire products by the end of the third quarter. However, we now expect to see continued softness in the LED market at least through the fourth quarter. Although inventory levels at our customers are in decline, there continues to be excess inventory throughout the supply chain limiting our visibility on future orders for two through four inch sapphire cores. As a result, we expect prices for those products will decline further in the fourth quarter. Additionally, the prolonged weakness in the LED market could also impact six inch polished wafer volumes and pricing making projecting fourth quarter results particularly challenging. As a result of these challenging market conditions, we expect revenue in the fourth quarter to be between $20 and $23 million, gross margins in the low to mid-thirty percent range, and diluted EPS to be in the range of $0.07 to $0.10.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on November 8, 2011 to review the highlights of the third quarter 2011 results and the fourth quarter 2011 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. Eastern time on November 16, 2011, and can be accessed by dialing (888) 286-8010 or (617) 801-6888 (international). Callers should reference conference ID 47103993. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is actively developing larger diameter products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of 2011, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include managing the expansion of our manufacturing capacity, market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	September 30,
	2011	2010
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$18,357	$11,962
Restricted cash	514	533
Short-term investments	53,713	71,126
Accounts receivable, net	29,285	12,573
Inventories, net	16,705	8,441
Deferred tax assets	1,990	—
Other current assets	17,509	7,613

Total current assets	138,073	112,248

Property and equipment, net	116,318	69,806
Investments	2,000	2,000

Total assets	$256,391	$184,054

Liabilities and Stockholders’ Equity
Accounts payable	$6,765	$4,571
Corporate income and franchise taxes	253	152
Accrued and other current liabilities	5,687	3,524

Total current liabilities	12,705	8,247

Deferred tax liability	12,266	—

Total liabilities	24,971	8,247

Stockholders’ equity	231,420	175,807

Total liabilities and stockholders’ equity	$256,391	$184,054

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenue	$33,637	$20,522	$114,635	$47,825
Cost of goods sold	17,516	9,423	47,339	25,348

Gross profit	16,121	11,099	67,296	22,477

General and administrative expenses	3,251	2,341	9,228	6,918
Sales and marketing expenses	519	329	1,284	892
Research and development expenses	466	260	1,303	706
Loss on disposal of assets	—	29	7	334

Total operating expenses	4,236	2,959	11,822	8,850

Income from operations	11,885	8,140	55,474	13,627

Other income (expense):
Interest income (expense) and other, net	(110)	30	35	132

Income before income taxes	11,775	8,170	55,509	13,759
Income tax (expense) benefit	(3,589)	126	(18,311)	—

Net income	$8,186	$8,296	$37,198	$13,759

Net income per common share:
Basic	$0.36	$0.36	$1.62	$0.65
Diluted	$0.35	$0.35	$1.57	$0.61

Weighted average common shares outstanding used in computing net income per common share:
Basic	22,822,286	22,923,900	22,948,980	21,319,485
Diluted	23,410,525	23,977,278	23,760,859	22,442,553

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Cash flows from operating activities
Net income	$8,186	$8,296	$37,198	$13,759

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,577	1,449	6,842	4,239
Other	900	582	2,657	1,892
Deferred tax assets	17,905	—	14,576	—
Excess tax benefits from stock-based compensation	6,410	—	(4,301)	—
Changes in operating assets and liabilities
Accounts receivable, net	1,958	(3,334)	(10,609)	(7,606)
Inventories	(4,384)	(1,584)	(5,826)	(1,821)
Other current assets	(4,543)	(2,577)	(7,991)	(4,142)
Accounts payable	(1,561)	1,287	(2,386)	2,500
Accrued expenses and other current liabilities	(11,408)	290	638	1,932

Net cash provided by operating activities	16,040	4,409	30,798	10,753

Cash flows from investing activities
Purchases of property and equipment, net of proceeds from disposal of assets	(15,271)	(15,162)	(40,656)	(34,854)
Purchases of investments, net of proceeds from sales of investments	9,224	1,786	12,337	(30,401)

Net cash (used in) investing activities	(6,047)	(13,376)	(28,319)	(65,255)

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	—	(66)	—	61,723
Excess tax benefits from stock-based compensation	(6,410)	—	4,301	—
Purchase of treasury stock	(5,482)		(5,482)
Other financing activities	28	100	760	853

Net cash (used in) provided by financing activities	(11,864)	34	(421)	62,576

Net effect of currency translation	255	(15)	226	28

Net increase (decrease) in cash and cash equivalents	(1,616)	(8,948)	2,284	8,102
Cash and cash equivalents, beginning of period	19,973	20,910	16,073	3,860

Cash and cash equivalents, end of period	$18,357	$11,962	$18,357	$11,962

CONTACT:

William Weissman

Chief Financial Officer

847-457-3610